Exhibit 3.5

MORGAN STANLEY INVESTMENT MANAGEMENT INC.

AND

AGS TRUSTEES LIMITED

DELEGATION OF TRUSTEE DUTIES AGREEMENT

THIS AGREEMENT is made on and effective as of March 25, 2026 (the “Agreement”) between Morgan Stanley Investment Management Inc. (“MSIM Inc.” or “Delegated Sponsor”), as Delegated Sponsor to each trust named on Schedule A (each, a “Trust” and collectively, the “Trusts”), and AGS Trustees Limited, as Cayman trustee to each Trust (“AGS” and together with MSIM Inc., the “Parties”).

WHEREAS:

A.	Pursuant to that certain Trustee Services Agreement dated March 25, 2026, as may be amended from time to time (the “Trustee Services Agreement”), that appointed AGS as Cayman trustee to each Trust and discusses that AGS will provide certain services to the Trusts (the “Duties”);

B.	In order to fulfill its obligations under the Trustee Services Agreement, AGS may from time to time decide to delegate certain Duties to MSIM Inc. on the basis of this Agreement; and

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Parties agree as follows:

1.	Delegation of Trustee Duties

1.1	AGS hereby appoints MSIM Inc., and MSIM Inc. accepts its appointment to perform the Duties discussed further herein and as noted in Schedule B (and all other discretions, responsibilities, and obligations connected with such Duties) in accordance with this Agreement (the “Delegated Duties”), on behalf of (and under the supervision of) AGS as AGS’s delegate. Notwithstanding anything to the contrary in this Agreement, AGS remains ultimately responsible for the performance of the Duties under the Trustee Services Agreement.

1.2	MSIM Inc. shall be entitled to delegate the whole or any part or parts of its functions, powers, discretions, duties and obligations hereunder or any of them to any person, firm or corporation and any such delegation may be on such terms and conditions as MSIM Inc. thinks fit; provided always that MSIM Inc. shall remain liable hereunder for any loss or damage which AGS or a Trust may sustain or suffer arising by reason of the fraud, gross negligence, bad faith or willful misconduct of any such delegate (as provided in clause 14.1 in relation to MSIM Inc. itself) as if such fraud, gross negligence, bad faith or willful misconduct of such delegate were its own, unless AGS shall expressly agree otherwise in writing to hold such delegate only so responsible.

1.3	AGS shall make available to MSIM Inc. copies of all relevant documents and information to enable it to carry out the Delegated Duties in accordance with this Agreement, if any.

2.	Performance of Delegated Duties

2.1	MSIM Inc. will perform the Delegated Duties to the same standard as if it were providing them under the Trustee Services Agreement. Any fee payable to MSIM Inc. for performing the Delegated Duties shall be determined by mutual agreement of the Parties from time to time. Such fee and any adjustments thereto shall be set forth in writing and may be amended by the Parties.

2.2	MSIM Inc. shall commit adequate resources to the operation, organization and control of the Delegated Duties and ensure it has appropriate internal control and compliance functions. MSIM Inc. shall maintain adequate systems and well-defined compliance procedures which shall address, amongst other things, the key conduct of business risks identified by AGS to MSIM Inc., if any, arising in connection with MSIM Inc.’s performance of the Delegated Duties (“Compliance Procedures”). MSIM Inc. will monitor its performance of the Delegated Duties and compliance with the Compliance Procedures, record the results of such monitoring and enforce compliance with the same and the terms of this Agreement.

2.3	In performing the Delegated Duties, MSIM Inc. shall:

2.3.1	observe high standards of integrity and fair dealing, act with due skill, care and diligence and observe high standards of market conduct; and

2.3.2	subject to any clause in the Trustee Services Agreement relating to material interests, either (i) avoid any conflict of interest arising (directly or indirectly) between it and AGS or between it and a Trust or (ii) where such a conflict arises, ensure fair treatment of the relevant Trust by disclosure, internal rules of confidentiality, declining to act or otherwise all in accordance with Morgan Stanley’s Conflicts of Interest Policy.

2.4	MSIM Inc. shall establish, implement and maintain a contingency plan for disaster recovery and business continuity, and periodic testing of backup facilities of a sort and to a standard reasonably required by applicable law where that is necessary having regard to the nature of the Delegated Duties and the duties of AGS under applicable laws and regulations.

3.	Records, Valuations and Reports

3.1	MSIM Inc. shall keep accurate and detailed records with respect to all Delegated Duties and all records and reports produced in accordance with applicable laws and regulations.

3.1.1	MSIM Inc. shall provide, within such period as is requested by AGS, any information which is relevant to or results from the performance of the Delegated Duties reasonably requested and, in any format reasonably specified by AGS for the purpose of complying with the Trustee Services Agreement and/or any applicable law or regulation or the direction of any regulator of competent jurisdiction.

4.	Supervision and Review of Delegated Duties

4.1	At all times during the continuation of this Agreement, MSIM Inc. shall provide to AGS and its agents (including its auditors) access to such records as referred to in Clause 3, information and staff, as AGS may reasonably require from time to time to properly supervise and monitor the carrying out of the Delegated Duties and to satisfy itself of:

4.1.1	the integrity, honesty, competence, fitness, and properness of MSIM Inc. for any delegation to MSIM Inc. under this Agreement (including, where appropriate, the reputation of MSIM Inc.’s key management personnel).

4.2	MSIM Inc. shall report, in writing, to AGS periodically (which shall be no less frequently than quarterly) in such form as AGS may reasonably require as to its conduct of the Delegated Duties including, as permitted and/or required by applicable law, giving full details as appropriate on any failings (whether under any applicable law or regulation or otherwise), which are known to have occurred in relation to the Delegated Duties and any disciplinary or enforcement proceedings material to the delegation.

4.3	MSIM Inc. shall promptly notify AGS of any development that may have a material impact on its ability to carry out the Delegated Duties effectively or to comply with applicable laws and regulatory requirements.

4.4	AGS may take copies of any documents held by MSIM Inc. in connection with the provision of its services under this Agreement.

4.5	AGS has retained the necessary expertise to supervise the Delegated Duties effectively and manage the risks associated with the delegation.

4.6	MSIM Inc. must cooperate with the relevant regulatory, supervisory, and competent authority, government body, and/or regulator (“Authorities”) in connection with the Delegated Duties, and must provide effective access to such Authorities to data related to the Delegated Duties and to its business premises in order for such Authorities to supervise the compliance of the performance of the Delegated Duties with the requirements of applicable laws and regulations.

4.7	In the event any deficiency in the performance of the Delegated Duties has been identified, MSIM Inc. shall cooperate with AGS and take appropriate remedial action in rectifying the deficiencies. In particular, AGS may reduce or terminate the Delegated Duties where there is:

4.7.1	a change of ownership or control (including insolvency or receivership) of MSIM Inc.;

4.7.2	a significant change in the business operations (including sub-contracting) of MSIM Inc.;

4.7.3	an inadequate provision of services that may lead to AGS being unable to meet its regulatory obligations or perform the Duties under, or otherwise comply with, the Trustee Services Agreement; or

4.7.4	a change in the Duties under the Trustee Services Agreement or the Trust Agreement, as that term is defined in the Trustee Services Agreement.

5.	Amendments

This Agreement may be amended by written agreement between the parties. Notwithstanding the foregoing, the Delegated Sponsor may amend Schedule A from time to time to add or remove Trusts, subject to AGS’s prior consent, such consent not to be unreasonably withheld, conditioned or delayed. Any such amendment to Schedule A shall become effective upon receipt of AGS’s consent or such later date as may be specified in the notice.

6.	Termination and its consequences

6.1	This Agreement shall have an initial term of one (1) year commencing from the Effective Date. Thereafter, the Agreement shall automatically renew for successive one (1) year terms unless either party provides at least ninety (90) days’ written notice of its intention not to renew prior to the expiration of the then-current term. Termination by one or more parties in accordance with this provision shall not affect the mutual rights and obligations of the remaining parties under this Agreement. This Agreement shall terminate automatically upon the termination of the Trustee Services Agreement.

6.2	Upon termination, MSIM Inc. will consult with AGS to ensure a smooth transition of the Delegated Duties from MSIM Inc. back to AGS or to a new service provider.

7.	Representations and Warranties by MSIM Inc.

7.1	MSIM Inc. hereby represents and warrants to AGS that:

7.1.1	MSIM Inc. has and will have full power and capacity to enter into and perform its obligations pursuant to this Agreement and that the terms and conditions contained in this Agreement will be legally binding upon it; and

7.1.2	MSIM Inc. shall have due authorization to act as contemplated by this Agreement and shall obtain and maintain in effect all necessary consents or approvals of any governmental or other regulatory body and shall comply with the terms of the same and with all applicable laws, regulations or directives of such bodies and authorities and shall provide AGS with copies of such consents or approvals as it may reasonably request.

8.	Confidentiality

MSIM Inc. undertakes to keep private and confidential all information acquired pursuant to the Delegated Duties under this Agreement, and not to disclose such information to any person except to the extent permitted under the relevant agreement. MSIM Inc. shall ensure that AGS’s confidential information is stored and processed in accordance with the security standards required by this Agreement.

9.	Miscellaneous

9.1	The illegality, invalidity or unenforceability of any part of this Agreement under the law of any jurisdiction shall not affect its legality, validity, or enforceability under the law of any other jurisdiction nor the legality, validity or enforceability of any other provision.

10.	Instructions and Communications

10.1	Any notices, records, communications or instructions to be given or served under or in connection with this Agreement will be sufficiently given or served if delivered or sent, by first class post or airmail (or email) to (or such different address as notified in writing):

Morgan Stanley Investment Management Inc.

1585 Broadway, New York, NY 10036

Attn: Clare Wlodarcyzk

Clare.Wlodarczyk@morganstanley.com

AGS Trustees Limited

Suite 210, 2nd Floor, Windward III

Regatta Office Park

Grand Cayman, PO Box 500

KY1-1106

CAYMAN ISLANDS

cayman@global-ags.com

10.2	Where delivered by hand or sent by email, delivery is deemed conclusive at time of delivery. If sent by first class post, delivery is deemed conclusive 48 hours after posting. If sent by airmail, delivery is deemed conclusive 7 business days after posting. For the avoidance of doubt, any consent, approval or authorization required to be provided by AGS under this Agreement may be validly given by email and shall be deemed effective and binding upon transmission in accordance with this Section 10.

11.	Counterparts

This Agreement may be executed in several counterparts and each of which will be deemed an original but all of which will together constitute one and the same instrument.

12.	Assignment

This Agreement may not be assigned by either party without the prior written consent of the other party, which shall not be unreasonably withheld.

13.	Governing Law and Jurisdiction

This Agreement shall be construed in accordance with, and governed by, the laws of the State of New York, without regard to its conflict of law principles. The courts located in New York County, New York shall have exclusive jurisdiction to settle any disputes or claims that may arise in connection with this Agreement.

14.	Indemnities

14.1	MSIM Inc. shall not be liable for any loss or damage arising directly or indirectly out of or in connection with the performance by MSIM Inc. of its duties and obligations under this agreement unless such loss or damage is due to the fraud, gross negligence, bad faith or willful misconduct on the part of MSIM Inc.

14.2	On behalf of a Trust, AGS (out of the assets of such Trust) shall indemnify MSIM Inc. against any and all liabilities, actions, proceedings, claims, demands, costs, damages and expenses which may be incurred by or asserted against MSIM Inc. in connection with the performance of any duty or obligation under this agreement. However, AGS will not be obliged to indemnify MSIM Inc. for any liabilities, actions, proceedings, claims, demands, costs, damages or expenses which are due to the fraud, gross negligence, bad faith or willful misconduct on the part of MSIM Inc.

14.3	MSIM Inc. shall send to AGS as soon as possible all notices of claims, summonses or writs which it receives from third parties in relation to the affairs of each Trust and no liability of any sort shall be admitted and no undertaking given nor shall any offer, promise or payment be made or legal expenses incurred by MSIM Inc. in relation to any such claim, summons or writ without proper instructions and AGS shall be entitled if they so desire, to take over and conduct the defense of any action or to prosecute any claim for indemnity or damages or otherwise against any third party.

14.4	MSIM Inc. shall indemnify, defend and hold harmless AGS, on behalf of each Trust, its directors, officers, employees and controlling persons and affiliates against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, attorneys’ fees and disbursements, judgements and amounts paid in settlement actually and reasonably incurred by it as a result of any act or omission of MSIM Inc. relating to such Trust if there has been a final judicial or regulatory determination or, in the event of a settlement of any action or proceeding, to the effect that such acts or omissions violated the terms of this agreement or involved fraud, gross negligence bad faith or willful misconduct on the part of MSIM Inc.

15.	Limited Recourse

15.1	AGS is acting not in its individual capacity, but solely as trustee of the Trusts.

15.2	If MSIM Inc. makes a claim of whatsoever kind that in any way arises out of, or in connection with, this agreement (including, without limitation, any claim for breach of contract, by way of indemnity, or for fees and expenses, or otherwise):

15.2.1	MSIM Inc.’s recourse will be limited solely to the assets of the relevant Trust;

15.2.2	MSIM Inc.’s claim will be fully satisfied by payment of such amounts as are available to be paid to MSIM Inc. from the assets of the relevant Trust;

15.2.3	and thereupon the claim will be extinguished and MSIM Inc will have no recourse against any assets of AGS in respect of that claim.

15.2.4	However, the limited recourse provisions in this Section 15 shall not apply to the extent such claim is due to the fraud, gross negligence, bad faith or willful misconduct of AGS.

15.2.5	For the avoidance of doubt, the assets of one Trust shall not be available to satisfy the claims against or liabilities of another Trust.

THIS AGREEMENT has been entered into on the day and year first above written.

AGS Limited

By:	/s/ Timothy Evans /s/ Maria Solas
Timothy Evans & Maria Solas
Authorised Signatories

Morgan Stanley Investment Management Inc., as Delegated Sponsor to each Trust on Schedule A

By:	/s/ Scott Steel
Scott Steel
Managing Director

[Signature Page to Delegation of Trustee Duties Agreement]

Schedule A

List of Trusts

Morgan Stanley Bitcoin Trust

Morgan Stanley Ethereum Trust

Morgan Stanley Solana Trust

A-1

Schedule B

Delegated Duties

Capitalized terms used in this Schedule B but not otherwise defined herein shall have the meanings ascribed to them in this Agreement.

•	Enter into, execute, accept, deliver and maintain, and to cause each Trust to perform its obligations under, contracts, agreements and any or all other documents and instruments incidental to the Trust’s purposes, including, but not limited to, contracts with third parties to provide various services, except as noted below regarding the custodian or other security vendors;

•	To establish, maintain, deposit into, and sign checks and/or otherwise draw upon, accounts on behalf of each Trust

•	To cause legal title to any Trust property to be held by or in the name of the Delegated Sponsor, or to have any contract entered into in the name of the Delegated Sponsor, on such terms as the Delegated Sponsor may determine, with the same effect as if such property were held in the name of a Trust or such contract were entered into in the name of a Trust;

•	Appoint, terminate, or replace the custodian or other security vendors for each Trust, with the prior approval of AGS in the case of any termination;

•	Maintain control over the custody account;

•	To deposit, withdraw, pay, retain and distribute the assets of the trust estate or any portion thereof;

•	Supervise the preparation of any offering materials for each Trust and supplements and amendments thereto;

•	Pay or authorize the payment of distributions to the shareholders and expenses of each Trust;

•	Arrange for and manage the exchange listing of the shares of each Trust;

•	Administer a staking program, if applicable, with associated policies and procedures on behalf of the Trust, to the extent the Delegated Sponsor in its sole discretion determines that the Trust may do so without undue legal or regulatory risk;

•	Delegate those of its duties hereunder to one or more service providers in accordance with Section 1.2 of this Agreement, including but not limited to:

▪	administrator

▪	transfer agent

▪	custodian(s)

▪	index or benchmark provider(s)

B-1

▪	marketing agent(s)

▪	authorized participants

▪	insurer(s)

▪	staking services provider(s), if applicable

▪	any other service provider(s) as needed

•	Recommend such other services as the Delegated Sponsor believes that each Trust may from time to time require for approval by AGS and perform such services upon AGS’s approval;

•	Effect the provisions of the Trust Agreement regarding forks, airdrops and the like and exercise discretion regarding hard forks;

•	Sole discretion, without seeking the approval of AGS or each Trust’s shareholders:

▪	to divide the beneficial interest in the Trust into an unlimited amount of shares, with or without par value, as the Delegated Sponsor will determine;

▪	to issue shares without limitation as to number (including fractional shares), to such persons and for such amount of consideration, subject to any restriction set forth in the Trust Agreement, if any, at such time or times and on such terms as the Delegated Sponsor may deem appropriate;

▪	make such rules as it considers appropriate for the issuance of share certificates, transfer of shares, and similar matters; and

▪	to divide or combine the shares into a greater or lesser number without thereby materially changing the proportionate beneficial interest of the shares in the assets held.

•	The discretion, with the approval of AGS but not the Trust’s shareholders:

▪	to establish and designate and to change in any manner and to fix such preferences, voting powers, rights, duties and privileges of the Trust as the Delegated Sponsor may from time to time determine; and

▪	to take such other action with respect to the shares as the Delegated Sponsor may deem desirable.

B-2